Exhibit 10.6
AMENDMENT NUMBER ONE
TO
HOME PROPERTIES, INC.
2008 STOCK BENEFIT PLAN

The 2008 Stock Benefit Plan (the “Plan”) of Home Properties, Inc. (the “Company”), as amended, is hereby amended as described below:

1.           Limitations on Amendments to Outstanding Grants.  The following language shall be added at the end of Section 2.2(b) of the Plan:

“In no event and notwithstanding anything to the contrary herein, the Committee may not extend the exercise period of any Option or otherwise amend any of the terms of an outstanding Stock Option if such extension or amendment would result in a violation of Code Section 409A or if such extension would cause such Stock Option to no longer be exempt from the provisions of such Section 409A.”

2.           Amendment of Plan.  Section 2.6 shall be deleted in its entirety and replaced with the following:

“The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board of Directors.  This Plan may be amended only with the approval of the holders of a majority of the shares of Common Stock eligible to vote.  Notwithstanding the prior sentence, the Board of Directors may from time to time make amendments to the Plan without shareholder consent if such amendments are made to: (i) reflect a change that is of an immaterial nature or to cure any ambiguity; (ii) comply with Section 422 of the Code with respect to Inventive Stock Options, Rule 16b-3 and the rules of the New York Stock Exchange or any successor or replacement provisions and any regulations issued thereunder; (iii) satisfy any requests, conditions or guidelines contained in any order, direction, opinion, ruling or regulation of a federal or state agency or contained in federal or state law; and (iv) comply with Section 409A of the Code; provided, however, that no amendment shall be made if it would result in a violation of Section 409A of the Code..

Except as otherwise provided herein, termination or amendment of the Plan shall not, without the consent of a Participant, affect such Participant’s rights under any award previously granted to such Participant.

Subject to the restrictions contained in Section 3.3 of this Plan, the Committee may also amend or modify the grant of any outstanding Award in any manner to the extent that the Committee would have had the authority to make such Award as so modified or amended; provided, however, that no amendment or modification shall be made if it would result in a violation of Section 409A of the Code.”

3.           Effect of Leaves of Absence.  Section 3.10 shall be amended by adding the following new sentence to the end thereof:

“In case of such leave of absence, the employment relationship shall be deemed to have continued until the later of (i) the date when such leave shall have been ninety (90) days in duration, or (ii) the date as of which the Participant’s rights to re-employment shall have no longer been guaranteed either by statute or contract.”

4.           Interpretation of Plan.  The following sentence shall be added at the end of Section 5.13 of the Plan:

“The Plan and awards hereunder are intended to be exempt from Section 409A and shall be interpreted consistently with such intention.”

5.           Effective Date.  This Amendment Number One shall become effective upon its adoption by the Board of Directors.

Approved by Board of Directors
October 29, 2008